EXECUTION COPY

SEVENTH AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS SEVENTH AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of September 18, 2023 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”), and UNIFIED SERIES TRUST (the “Fund”), an open-end management investment company organized under the laws of the State of Ohio and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, on behalf of each of its Portfolios listed on Schedule V (Portfolios of the Fund) to the Agreement (as defined below).

WHEREAS, BBH&Co. and the Fund entered into a Custodian and Transfer Agent Agreement, dated as of November 19, 2019 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, BBH&Co. and the Fund desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&Co. and the Fund hereby agree as follows:

1.                  The Agreement is hereby amended by deleting Schedule V (Portfolios of the Fund) to the Agreement and replacing it with the Schedule V (Portfolios of the Fund) attached hereto.

2.                  As amended and appended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

3.                  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the fully executed Amendment shall be acceptable evidence of the existence of the Amendment and BBH&Co. shall be protected in relying on the photocopy or telefax until BBH&Co. has received the original of the Amendment.

4.                  This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.                  This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

EXECUTION COPY

IN WITNESS WHEREOF, each of the undersigned parties has executed this Seventh Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: __/s/ Hugh Bolton_______________

Name: Hugh Bolton

Title: Principal

Date: 21 September 2023

UNIFIED SERIES TRUST

By: __/s/ Martin R. Dean_____________

Name: Martin R. Dean

Title: President

Date: September 20, 2023

EXECUTION COPY

SCHEDULE V: PORTFOLIOS OF THE FUND

As amended September18, 2023

Portfolios

Absolute Select Value ETF

Ballast Small/Mid Cap ETF

OneAscent Large Cap Core ETF

OneAscent Core Plus Bond ETF

OneAscent International Equity ETF

OneAscent Emerging Markets ETF